Exhibit 99.1
For immediate release
Beyond Meat® Announces Receipt of Nasdaq Non-Compliance Notification Regarding Late 2025 Form 10-K Filing
EL SEGUNDO, Calif. — April 9, 2026 (GLOBE NEWSWIRE) — Beyond Meat, Inc. (NASDAQ: BYND), otherwise known as Beyond The Plant Protein CompanyTM (the “Company”), received a written notice (the “Notice”) from the Nasdaq Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) on April 6, 2026 indicating that the Company did not timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Form 10-K”), as required for continued listing on The Nasdaq Stock Market pursuant to Nasdaq Listing Rule 5250(c)(1). The Notice provided that under Nasdaq rules, the Company has 60 calendar days to submit a plan to regain compliance with respect to the delinquent filing.
The Company filed its Form 10-K for the fiscal year ended December 31, 2025 with the Securities and Exchange Commission (the "SEC") on April 9, 2026, thereby regaining compliance with its filing obligation, which eliminates the need for the Company to submit a formal plan to regain compliance.
About Beyond Meat
Beyond Meat, Inc. (NASDAQ: BYND), otherwise known as Beyond The Plant Protein CompanyTM, is a plant protein company offering a portfolio of plant-based products made from simple ingredients without GMOs, no added hormones or antibiotics, and 0 mg of cholesterol per serving. Founded in 2009, Beyond Meat’s core products are designed to have the same taste and texture as animal-based meat while being better for people and the planet. The Company’s brand promise, Eat What You Love®, represents a strong belief that there is a better way to feed our future and that the positive choices we all make, no matter how small, can have a great impact on our personal health and the health of our planet. By shifting from animal-based protein to plant-based protein, we can positively impact four growing global issues: human health, climate change, constraints on natural resources and animal welfare. Visit www.BeyondMeat.com and follow @BeyondMeat on Facebook, Instagram, Threads and LinkedIn.

Forward Looking Statements
Certain statements in this release constitute “forward-looking statements.” These statements are based on management’s current opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While the Company believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual results. There are many risks discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on April 9, 2026, as well as other factors described from time to time in the Company’s filings with the SEC. Such forward-looking statements are made only as of the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statement because of new information, future events or otherwise, except as otherwise required by law. If the Company does update one or more forward-looking statements, no inference should be made that the Company will make additional updates with respect to those or other forward-looking statements.
Contacts

Media:

Shira Zackai
shira.zackai@beyondmeat.com

Investors:

Raphael Gross
beyondmeat@icrinc.com